Exhibit 4.2

                              FIRST AMENDMENT dated as of August 6, 1992 (the
                         "Amendment") to the Pooling and Servicing Agreement dated as of May 31, 1991, as assigned by Chrysler Auto Receivables Company to U. S. Auto Receivables Company ("USA") on August 8, 1991, among USA, as seller (the "Seller"), Chrysler Credit Corporation, as servicer (the "Servicer") and Manufacturers and Traders Trust Company, as trustee (the "Trustee").

         WHEREAS the Seller, the Servicer and the Trustee have entered into the Pooling and Servicing Agreement.

         WHEREAS the Seller and the Servicer wish to amend Section 3.09 of the Pooling and Servicing Agreement to clarify certain matters with respect to the allocation among the then outstanding Series of any Adjustment Payment or portion thereof not paid by the Seller.

         WHEREAS the Seller and the Servicer wish to amend Section 4.03 of the Pooling and Servicing Agreement to clarify certain matters with respect to the allocation of Collections for any Collection Period (based on the various Series Allocation Percentages) of Non-Principal Receivables and Principal Receivables, Defaulted Receivables and Miscellaneous Payments with respect to
(a) newly issued Series and (b) any series for which on the last day of any Collection Period amounts are on deposit with respect to the immediately preceding Collection Period, which amounts are sufficient to pay in full all amounts payable on or with respect to such Series on the Distribution Date related to such immediately preceding Collection Period.

         WHEREAS the Seller and the Servicer wish to amend Section 6.03 to provide for an additional condition to the issuance of any new Series which is to be allocated Collections for the Collection Period in which it is issued.

         WHEREAS the Seller and the Servicer wish to effect an amendment in accordance with Section 13.01(a) of the Pooling and Servicing Agreement.

         WHEREAS the Seller and the Servicer have directed the Trustee to execute the Amendment and have caused the Opinion of Counsel required by
Section 13.01(a) of the Pooling and Servicing Agreement to be delivered to the Trustee.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the parties hereby agree as follows:

          1. Definitions. For purposes of the Amendment, capitalized terms used herein but not otherwise defined herein shall have the meanings as set forth in the Pooling and Servicing Agreement.

          2. Amendment and Restatement of Section 3.09. Section 3.09 is hereby amended and restated to read as follows:

          "SECTION 3.09. Adjustments. (a) If the Servicer adjusts downward the amount of any Principal Receivable because of a rebate, refund, credit adjustment or billing error to a Dealer, or because such Receivable was created in respect of a Vehicle which was refused or returned by a Dealer, then, in any such case, the Seller's Participation Amount will be automatically reduced by the amount of the adjustment subject to the last sentence of this Section. Furthermore, if following such a reduction the Seller's Participation Amount would be less than the Trust Available Subordinated Amount on the immediately preceding Determination Date (after giving effect to the allocations, distributions, withdrawals and deposits to be made on the Distribution Date following such Determination Date), then the Seller shall be required to pay an amount equal to such deficiency (up to the amount of such adjustment) into the Collection Account on the Business Day on which such adjustment or reduction occurs (each such payment an "Adjustment Payment"). If the Seller shall fail to make any deposit to the Collection Account with respect to such Adjustment Payment or portion thereof by the Determination Date relating to the Collection Period with respect to which such Adjustment Payment is payable, the amount of such Adjustment Payment or portion thereof shall be allocated on such related Determination Date pro rata among the then outstanding Series based on their respective Series Allocation Percentages for the Collection Period with respect to which such deposit should have been made.

         "(b) If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Receivable and such collection was received by the Servicer in the form of a check which is not honored for any reason or
(ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Receivable in respect of which a dishonored check is received shall be deemed not to have been paid."

          3. Amendment and Restatement of Section 4.03. Section 4.03 is hereby amended and restated to read as follows:

          "SECTION 4.03. Allocations and Applications of Collections and Other Fund's, (a) Except as otherwise provided in Section 4.03(b), the Servicer shall deposit Collections into the Collection Account as promptly as possible after the Date of Processing of such Collections, but in no event later than the second Business Day after such Date of Processing."

          "(b) Notwithstanding anything in this Agreement to the contrary, for so long as (i) CCC remains the Servicer hereunder, (ii) no Service Default has occurred and is continuing and (iii) (x) CCC is a wholly owned subsidiary of CFC and CFC maintains a short-term rating of at least A-1 by Standard & Poor's and P-1 by Moody's (and for five Business Days following any reduction of either such rating), (y) CCC arranges for and maintains a letter of credit or other form of Enhancement in respect of the Servicer's obligations to make deposits of collections on the Receivables in the Collection Account that is acceptable in form and substance to each Rating Agency and any Agents or (z) CCC otherwise obtains the Rating Agency confirmations described below, then, subject to any limitations in the confirmations described below, the Servicer need not make the daily deposits of Collections into the Collection Account as provided in Section 4.02, but may make a single deposit into the Collection Account in same-day or next-day funds not later than 12:00 noon, New York City time, on the Business Day immediately preceding the Distribution Date in a net amount equal to the amount which would have been on deposit with respect to the immediately preceding Collection Period in the Collection Account; provided, however, that prior to ceasing daily deposits as described above the Seller shall have delivered to the Trustee written confirmation from each of the Rating Agencies that the failure by CCC to make daily deposits will not result in a reduction or withdrawal of the rating of any outstanding Series or Class.

          "(c) Subject to Section 4.04, but notwithstanding anything else in this Agreement to the contrary, with respect to any Collection Period, whether the Servicer is required to make deposits of Collections pursuant to paragraph
(a) or (b) above, (i) the Servicer will only be required to deposit Collections into the Collection Account up to the aggregate amount of Collections required to be deposited into any Series Account or, without duplication, distributed on the related Distribution Date to Investor Certificateholders, to any Agent or to any Enhancement Provider pursuant to the terms of any Supplement or Enhancement Agreement and (ii) if at any time prior to such Distribution Date the amount of Collections deposited in the Collection Account exceeds the amount required to be deposited pursuant to clause (i) above, the Servicer will be permitted to withdraw the excess from the Collection Account.

          "(d) Subject to and in accordance with Section 4.03(e), collections of Non-Principal Receivables and Principal Receivables, Defaulted Receivables and Miscellaneous Payments will be allocated to each Series from and after the related Series Cut-Off Date on the basis of such Series' Series Allocable Non-Principal Collections, Series Allocable Principal Collections, Series Allocable Defaulted Amount and Series Allocable Miscellaneous Payments and amounts so allocated to any Series will not, except as specified in the related Supplement, be available to the Investor Certificateholders of any other Series. Allocations thereof between the Certificateholders' Interest and the Seller's Interest, among the Series in any group and among the Classes in any Series shall be set forth in the related Supplement or Supplements.

          "(e) For purposes of determining each Series' Series Allocation Percentage in connection with the allocation of Non-Principal Receivables and Principal Receivables, Defaulted Receivables and Miscellaneous Payments for the specified Collection Period:

               "(i) unless the related Supplement shall provide otherwise, each Series upon issuance, shall be deemed to have been created and in existence as of the first day of the Collection Period in which the related Series Cut-Off Date falls and, as a result, shall be allocated (based on its Series Allocation Percentage) its allocable portion of Non-Principal Receivables and Principal Receivables, Defaulted Receivables and Miscellaneous Payments for such Collection Period; and

               "(ii) unless the related Supplement shall provide otherwise, with respect to any Series, if (x) as of the last day of any Collection Period the amounts on deposit in the Collection Account and the related Series Accounts with respect to such Collection Period are sufficient to pay in full all amounts payable by the Trust on or with respect to such Series' Certificates on the Distribution Date relating to such Collection Period (after giving effect to the allocations, distributions, withdrawals and deposits to be made on such related Distribution Date) then (y) such Series shall be deemed to have been paid in full on such last day and, as a result, shall not be allocated any portion of Non-Principal Receivables and Principal Receivables, Defaulted Receivables and Miscellaneous Payments for any subsequent Collection Period. For purposes of making the determination in clause (x) above, on the date of any such determination it shall be assumed that any theretofore unpaid Adjustment Payments with respect to the immediately preceding Collection Period shall be allocated to such Series on the related Determination Date and shall be payable from amounts allocated to or available with respect to such Series on the related Distribution Date."'

          4. Amendment and Restatement of Section 6.03. Section 6.03 is hereby amended and restated to read as follows:

          "SECTION 6.03. New Issuances. (a) The Seller may from time to time direct the Trustee, on behalf of the Trust, to issue one or more new Series of Investor certificates. The Investor Certificates of all outstanding Series shall be equally and ratably entitled as provided herein to the benefits of this Agreement without preference, priority or distinction, all in accordance with the terms and provisions of this Agreement and the applicable Supplement except, with respect to any Series or Class, as provided in the related Supplement.

          "(b) On or before the series Issuance Date relating to any new Series, the parties hereto will execute and deliver a Supplement which will specify the Principal Terms of such new Series. The terms of such Supplement may modify or amend the terms of this Agreement solely as applied to such new Series. The obligation of the Trustee to issue the Investor Certificates of such new Series and to execute and deliver the related Supplement is subject to the satisfaction of the following conditions:

          "(i) on or before the fifth Business Day immediately preceding the Series Issuance Date, the Seller shall have given the Trustee, the Servicer, each Rating Agency, any Agent and any Enhancement Provider notice of such issuance and the Series Issuance Date;

          "(ii) the Seller shall have delivered to the Trustee the related Supplement, in form satisfactory to the Trustee, executed by each party hereto other than the Trustee;

          "(iii) the Seller shall have delivered to the Trustee any related Enhancement Agreement executed by each of the parties thereto, other than the Trustee;

          "(iv) the Rating Agency Condition shall have been satisfied with respect to such issuance;

          "(v) such issuance will not result in the occurrence of an Early Amortization Event and the Seller shall have delivered to the Trustee, any Agent and any Enhancement Provider a certificate of a Vice President or more senior officer, dated the Series Issuance Date, to the effect that the Seller reasonably believes that such issuance will not result in the occurrence of an Early Amortization Event and is not reasonably expected to result in the occurrence of an Early Amortization Event at any time in the future;

          "(vi) the Seller shall have delivered to the Trustee and any Enhancement Provider a Tax Opinion, dated the Series Issuance Date, with respect to such issuance;

          "(vii) the result obtained by multiplying (x) the Seller's Participation Amount by (y) the percentage equivalent of the portion of the Seller's Interest represented by the CARCO Certificate, shall not be less than 2% of the Pool Balance, in each case as of the Series Issuance Date, and after giving effect to such issuance; and

          "(viii) if such Series pursuant to Section 4.03(e)(i) is to be allocated Collections with respect to the Collection Period in which the Series Cut-Off Date falls, the Pool Balance on the first day of such Collection Period (after giving effect to any Accounts added to the Trust on or prior to the Series Issuance Date) shall equal or exceed the Required Participation Amount on the first day of such Collection Period (after giving effect to each Series (including such Series) theretofore issued which are to be allocated Collections with respect to such Collection Period) and the Seller shall have delivered to the Trustee, any Agent and any Enhancement Provider a certificate of a Vice President or more senior officer, dated the Series Issuance Date, to such effect.

"Upon satisfaction of the above conditions, the Trustee shall execute the Supplement and issue to the Seller the Investor Certificates of such Series for execution and redelivery to the Trustee for authentication.

         "(c) The Seller may surrender the CARCO Certificate to the Trustee in exchange for a newly issued CARCO Certificate and a second certificate (a "Supplemental Certificate"), the terms of which shall be defined in a supplement to this Agreement (which supplement shall be subject to Section
13.01 to the extent that it amends any of the terms of this Agreement), to be delivered to or upon the order of the Seller (or the holder of a Supplemental Certificate, in the case of the transfer or exchange thereof, as provided below), upon satisfaction of the following conditions:

               "(i) the result obtained by multiplying (x) the Seller's Participation Amount by (y) the percentage equivalent of the portion of the Seller's Interest represented by the CARCO Certificate, shall not be less than 2% of the Pool Balance, in each case as of the date of, and after giving effect to, such exchange;

               "(ii) the Rating Agency condition shall have been satisfied with respect such exchange (or transfer or exchange as provided below): and

               "(iii) the Seller shall have delivered to the Trustee, any Agent and any Enhancement Provider a Tax opinion, dated the date of such exchange (or transfer or exchange as provided below), with respect thereto.

               "The CARCO Certificate will at all times be beneficially owned by the Seller. Any Supplemental Certificate may be transferred or exchanged only upon satisfaction of the conditions set forth in clauses (ii) and (iii) above."

          5. Continuation of the Pooling and Servicing Agreement. The Pooling and Servicing Agreement, as amended hereby, shall continue in full force and effect.

          6. Counterparts. This Amendment may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same agreement.

          7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective officers or agents thereunto authorized, as of the date first written above.

                                  U. S. AUTO RECEIVABLES COMPANY,
                                  Seller,


                                  By
                                      -------------------------------


                                  CHRYSLER CREDIT CORPORATION,
                                  Servicer


                                  By
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                                  MANUFACTURERS AND TRADERS TRUST
                                  COMPANY, Trustee


                                  By
                                      -------------------------------